Textmunication Announces Text Messaging Recruiting Platform

Robust Instant Messaging Platform for Millions of Job Seekers and Employers

PLEASANT HILL, CA/ February 9, 2017 – Textmunication Holdings, Inc. (TXHD.OB), a cloud-based mobile SMS marketing platform provider, announces the launch of Primoh, a robust instant messaging technology Recruiting platform for both job seekers and employers.

The new service will be called Primoh. The cutting-edge solution will be used by Fortune 500 firms and companies of all sizes to recruit, hire and retain top talent through direct text messaging. Since SMS has a 97% read rate and action within 3 minutes of delivery, employers across the United States are excited to use Primoh as an extension of their current recruiting strategies – and also a vehicle to communicate with employers more effectively.

Mobile technology has transformed the recruiting landscape providing job seekers and employers instant communication tools such as text messaging. The ability to apply on-line, receive interview updates and obtain HR paperwork through text messaging is now a reality with Primoh. Direct messaging keeps top talent engaged with employers – and also provides instant communication with employers to employees with important announcements.

The two current modules of Primoh are:

*PrimohRecruit: Recruiters need to go mobile in order to stay competitive in the war for talent. The best way to do that is by implementing text messaging into their recruiting strategies. PrimohRecruit follows the candidate from cradle to crave – from initial contact all the way to onboarding. Text messages make recruiters and candidates lives easier - resulting in higher-quality hires in less time and lower costs.

*PrimohHR: Many times, HR departments have time sensitive forms that need to be addressed. Critical paperwork for benefits and time sensitive announcements can now be sent through PrimohHR. Employers who cancel work due to weather conditions can now send a text message alert to its entire workforce at once. Company milestones and news updates can be shared via text alerts. Employees will be in constant contact with important updates from HR allowing for positive engagement.

Textmunication has teamed with a leading technology service firm to help design the platform around direct communication tools essential to the recruiting industry. The market is untapped for this unique communication vehicle and will enhance the process attracting top talent – and communicate more effectively with employees. Primoh will offer several service packages tailored to any vertical and companies of all sizes - and will be powered by Textmunication’s proven SMS network with the ability to send millions of text messages daily.

“Instant messaging connecting top talent to employers is a paradigm shift in the recruiting industry.” says Wais Asefi, CEO. “Attracting top talent in a competitive landscape is a challenge for any company. Having text messaging as a tool to attract, hire and retain talent is essential in today’s market. Based on our research, companies are clamoring for text messaging with recruits expediting the hiring process and providing direct communication with employees”.

Learn more about Primoh at www.primoh.com

Primoh will be a platform with millions of jobs and resumes and thousands of connections made every day. Textmunication will work with job board aggregators to expand the service, integrate the solution and grow the subscriber base. Primoh will be integrated with Applicant Tracking System (ATS) software seamlessly sharing data along the hiring spectrum. More details of the Primoh roll-out and structure will be forthcoming.

As of February 9, 2017, the Company has approximately 200 million common shares issued and outstanding and is traded under the ticker symbol “TXHD”.

Text TXHD to shortcode 87365 to sign-up for news alerts and announcements via SMS.

About Textmunication Holdings, Inc.

Textmunication is an online mobile marketing platform service provider that helps health clubs and martial arts studios communicate with their members by allowing them to build loyalty, engage member retention, and create new business through a non-intrusive, value added medium. Textmunication connects members to the content they desire through any mobile device for health clubs and studio events, as well as promotions. Clients can send the most up-to-date offers, discounts, member alerts, events, PT schedules, or any other personalized campaign. www.textmunication.com

Text DEMO to shortcode 87365 to sign up for a demonstration on our SMS solution.

Safe Harbor Provision:

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Textmunication Holdings’ current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Textmunication Holdings’ filings with the Securities and Exchange Commission. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and any document referred to in this press release.

Contact:

Wais Asefi,

Textmunication

(800) 677-7003

wais@textmunication.com